Exhibit 99.1

Cirrus Logic Announces Preliminary Q3 Revenue Grows 28 Percent Year Over Year to $122 Million

Company Expects Q4 Revenues of Approximately $105 Million, an Increase of 15 Percent Year Over Year

AUSTIN, Texas--(BUSINESS WIRE)--January 9, 2012--Cirrus Logic Inc. (Nasdaq: CRUS) today announced estimated net revenue based on preliminary unaudited financial results for the third fiscal quarter, which ended on Dec. 31, 2011, of approximately $122 million. Previously, the company anticipated revenue to be between $102 million and $108 million. Revenue from audio products is estimated at $105 million and revenue from energy products is expected to be approximately $17 million.

The company expects gross margin to be approximately 54 percent and combined R&D and SG&A expenses are estimated to be approximately $600,000 above the upper end of guidance, due primarily to additional product development expenses.

“Q3 was a great quarter for Cirrus Logic, and we are particularly pleased that the last few weeks of the quarter were much stronger than we had anticipated, indicating that demand remains robust following the holiday season,” said Jason Rhode, president and chief executive officer. “More importantly, we also achieved all of our key product release milestones thanks to outstanding efforts by our product development teams. We are very excited about our outlook for 2012, and efficiently getting our newest audio and energy products into full production is one more critical step towards capitalizing on some extraordinary opportunities.”

At this early stage in the March quarter, the company is currently expecting revenue of approximately $105 million, which represents year over year revenue growth of approximately 15 percent. The company will post its full third quarter, fiscal year 2012 financial results and Q4 business outlook on its investor relations area of its website at http://investor.cirrus.com on Thursday, Jan. 26, 2012, at approximately 4:00 p.m. ET. Cirrus Logic will also host a live Q&A session in the investor relations website at 6:00 p.m. ET that same day to answer questions related to its financial results and business outlook. Shareholders who would like to submit a question to be addressed during the call are requested to email investor.relations@cirrus.com.

A replay of the Q&A session will be available on the website listed above beginning approximately one hour following its completion, or by calling (303) 590-3030, or toll-free at (800) 406-7325 (Access Code: 4503802).

Cirrus Logic, Inc.

Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of innovative customers. Building on its diverse analog and signal-processing patent portfolio, Cirrus Logic delivers highly optimized products for a variety of audio and energy-related applications. The company operates from headquarters in Austin, Texas, with offices in Tucson, Ariz., Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this news release contain forward-looking statements, including our estimates of third and fourth quarter fiscal year 2012 revenue, and third quarter fiscal year 2012 gross margin, combined research and development and selling, general and administrative expense levels. In some cases, forward-looking statements are identified by words such as “expect,” “anticipate,” “target,” “project,” “believe,” “goals,” “opportunity,” “outlook,” “estimates,” “intend,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the following: the level of orders and shipments during the fourth quarter of fiscal year 2012, as well as customer cancellations of orders, or the failure to place orders consistent with forecasts; our ability to develop and introduce new products successfully and produce the products in a timely manner; and the risk factors listed in our Form 10-K for the year ended March 26, 2011, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc.

CRUS-F

CONTACT:
Cirrus Logic, Inc.
Thurman K. Case, 512-851-4125
Chief Financial Officer
Investor.Relations@cirrus.com